Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Groupon, Inc. for the registration of $250,000,000 3.25% Convertible Senior Notes due 2022 and 63,775,500 shares of its common stock and to the incorporation by reference therein of our report dated March 30, 2016, with respect to the consolidated financial statements of Monster Holdings LP as of December 31, 2015 and for the period from May 27, 2015 through December 31, 2015 included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG HAN YOUNG
Seoul, Republic of Korea
February 14, 2018